Exhibit 99.3

Letter to Shareholders

Now that we have completed the acquisition of Saeta, TerraForm Power’s portfolio stands at over 3,600 MW – 40% larger than when Brookfield assumed control of the company late last year. Our high-quality wind and solar assets span 12 geographic regions. With an average asset age of five years and with over 95% of our production contracted for an average of 14 years, our fleet is young and our cashflows are stable.

Going forward, we have a clear path to deliver annual dividend per share growth of 5% to 8% through 2022, while maintaining our target payout ratio of 80% to 85% of CAFD. As detailed in our recently updated corporate profile that is available on our website, this path is built upon four pillars:

•	Cost Savings: ~$25 million in corporate overhead and operations and maintenance (O&M) savings, fully-achieved on a run-rate basis by the first half of 2019;
•	Revenue Improvement: ~$20 million in revenue improvement by increasing the performance of our wind and solar fleets to our long-term average generation targets;
•
Organic and Add-on Acquisitions: ~$30 million in CAFD from investments in our existing fleet and a modest amount of add-on acquisitions, funded by retained cashflow, project-level debt, and the potential sale of noncore assets; and

•	Accretion from the Saeta Acquisition.

Importantly, since execution of our business plan does not require any material equity issuance, our ability to achieve our growth target and enhance shareholder value remains in our own hands – independent of equity market dislocations.

Operations

In early August, we executed an 11-year Framework Agreement with an affiliate of GE to provide us with Long Term Service Agreements (“LTSAs”) for turbine operations and maintenance as well as other balance of plant services for our 1.6 GW North American wind fleet, subject to customary closing conditions and consents. The LTSAs will leverage GE’s proprietary technology to improve and optimize turbine performance in order to increase production from our wind fleet. The LTSAs include a combination of resource-adjusted production guarantees and availability guarantees for all of our turbines, which are designed to improve upon historical resource-adjusted production levels and are consistent with our long-term average generation targets, once fully implemented after a transition period of nine to twelve months. Furthermore, the LTSAs lock in cost savings at an amount that is consistent with achieving our targeted cost savings and is ~$20 million less than the comparable amount for our wind fleet in 2017. While there will be a modest amount of transition costs and downtime to implement the LTSAs, we expect to begin realizing cost savings in the first half of 2019, ahead of our stated goal of phasing in these operational savings over two to three years.

We continue to make progress on our solar performance improvement plan, with a goal of increasing energy production to levels that are consistent with our long-term average generation target. As of now, we have completed infrared scans of most of our solar fleet to identify issues that are negatively impacting performance at the asset level and opportunities to increase production. Our goal is to implement remediation plans for all assets by the end of the first quarter of next year so that we can realize increased production in 2019.

As of July, we are pleased to report that we have relocated our employees to our headquarters in New York City. Nearly all senior and mid-level positions have been filled, and we expect that most contract workers will be rolling off by the end of the third quarter. With the close of Saeta acquisition, we will utilize our new office in Madrid, Spain, as our platform for growth in Europe.

Growth Initiatives

In our Corporate Profile, we identify approximately $500 million of organic investment opportunities within our existing portfolio of assets. These opportunities include repowerings and expansions of our wind and solar assets. We also have opportunities to buy-out minority partners that own interests in our projects, including options to buyout tax equity investors after a certain number of years that are typically at fair market value. Finally, in conjunction with previous acquisitions, we have 500 MW of rights of first offer to acquire projects owned by third parties.

During the second quarter, we progressed a number of these organic growth initiatives. We entered into a letter of intent to work exclusively with a local developer on an expansion of our existing Tinkham Hill Project in Massachusetts. The 2.5 MW expansion project is contiguous to our existing solar farm and is projected to yield a levered return at the high end of our target range with substantial completion expected by year end. We also closed the previously announced acquisition of a 6 MW portfolio of operating distributed solar generation assets located in California and New Jersey pursuant to a right of first offer with a third party. Expected returns of this investment are in-line with our targeted equity returns, with potential upside from executing our business plan. In addition, in July, we executed a buyout of a tax equity partner in a portfolio of solar projects. The initial $2 million transaction is expected to yield strong returns well in excess of currently available third-party market transactions.

Saeta Integration

Following the settlement of our tender offer whereby we acquired 95% of Saeta, we closed on the minority squeeze-out on July 2nd, increasing our ownership to 100%. Importantly, we expect to immediately integrate Saeta into Terraform Power and realize synergies from the transaction. At the outset, we have identified cost savings as a result of eliminating public company costs as well as potential reductions in O&M expenses. Similar to TerraForm Power’s North American assets, we believe there will be opportunities to renegotiate some of Saeta’s outsource contracts over the next few years and realize cost savings. We believe these two opportunities would yield up to €5 million of annual savings.

Financial Results

During the second quarter, our portfolio performed slightly below expectations, delivering Adjusted EBITDA, Net Loss and CAFD of $128 million, $28 million and $30 million, respectively. This represents an increase in Adjusted EBITDA of $11 million, an increase in Net Loss of $26 million, and an increase in CAFD of $5 million, compared to the same period last year. The increase in Adjusted EBITDA was attributable to the contribution from Saeta and increased generation from our solar business, primarily due to improved resource. These factors were partially offset by a decrease in production from our wind assets and lower net pricing in Texas.  The increase in Net Loss was driven by a gain realized from the sale of most of our UK portfolio in the second quarter of last year.  In addition to the increase in Adjusted EBITDA, CAFD was also positively impacted by interest expense savings.

In the second quarter, our North American wind generation was lower than expected, whereas production from our North American solar fleet was largely consistent with expectations. Wind production was impacted by greater than normal maintenance, including blade inspections and repairs as well as some residual impacts related to the Raleigh wind turbine outage. Going forward, the LTSAs with GE are expected to provide us with protection against operational issues such as these.

Balance Sheet

Following the closing of the Saeta acquisition, Moody’s upgraded our corporate credit rating from B1 to Ba3. To support its upgrade, Moody’s specifically cited the upsizing of the equity issuance to fund the Saeta acquisition to $650 million. This is expected to allow TerraForm Power to reduce its reliance on corporate debt and improve key credit metrics, including reducing its pro forma corporate debt-to-cash flow ratio towards its 4.0x to 5.0x target range.

In May, we repriced our $350 million Term Loan B at a 75-basis point reduction in the spread to LIBOR plus 200, yielding projected annual savings of approximately $2.5 million. Furthermore, we are making significant progress executing the ~$350 million non-recourse debt component of our permanent financing plan for the Saeta acquisition. We closed the first project financing of certain of our unencumbered assets in June, yielding net proceeds of ~$83 million. In addition, we have launched the second financing, which is expected to net ~$70 million and close later this summer. Over the next six months, we plan to execute two more project financings to raise the remainder of the ~$350 million of proceeds. Upon expected completion of the permanent financing plan for the Saeta acquisition, TerraForm Power would restore its corporate liquidity to ~$900 million and would have ample dry powder to continue pursuing opportunistic acquisitions originated by Brookfield.

Outlook

Solar and wind power have enjoyed an impressive run over the last decade. With nearly 200,000 MW deployed in our target markets of North America and Western Europe over the last five years, renewables have transitioned from a marginal resource requiring meaningful policy support to the lowest cost provider of incremental generation in many regions. However, despite this level of market penetration, there has been considerable divergence of governmental policy towards renewables over the past few months.

On the one hand, the newly-formed, coalition government in Spain, headed by the center-left Socialist Workers’ Party (the “PSOE”) that has traditionally been a major advocate for renewable power, has already demonstrated increased support for renewables since coming into office. The PSOE merged the Ministry of Energy into the newly-created Ministry of Ecological Transition. Last week, the CNMC, which is the regulator for markets and competition, issued a white paper supporting a 7.04% to 7.14% rate of return for the next six year regulatory period, a reduction of less than 50 bps from the current level. Following input from stakeholders, the CNMC will make its formal recommendation regarding the regulated rate of return in the next few months. To the extent that the coalition government does not pass a law that changes the regulated return, the current rate of 7.4% will remain in place.

One the other hand, Ontario’s new government, which ran on a platform of reducing electricity rates in the province by 12%, has recently announced its intention to terminate over 700 renewable power projects that were previously awarded to developers. TerraForm Power has no development projects in Ontario. We do have five utility-scale projects and several, small distributed generation projects in the province, all of which are operational. Nonetheless, we do not expect to be materially impacted by this announcement. We are confident that a wholesale reduction in Ontario’s Feed-In Tariff for operational renewable projects is unlikely. This would have significant, lasting negative implications on future investment in Ontario and on the stakeholders of various projects, which include Ontario-based banks and life insurance companies as well as Canadian pension funds. Furthermore, our exposure to the Ontario market is limited as our projects in the province account for approximately 4% of our capacity, of which only 2% earn revenues under the Feed-In Tariff program.

Finally, tariffs levied earlier this year by the U.S. government on imported solar cells and modules have not led to predicted equipment price increases. Shortly after the tariffs were implemented, the Chinese government suspended issuance of new quotas for solar projects within the country. As a result, there is now substantial global overcapacity of panels, as the Chinese market had consumed over 50% of installed panel supply in 2017. Considering declining balance of plant costs, the net result is that capital costs for solar projects in the U.S. have actually declined in recent months. Since our solar fleet is fully operational, this has not impacted TerraForm Power. However, it has increased risk for solar developers who must forecast module prices and capital costs when bidding into RFPs for long term contracts to support their development pipelines.

The transformation of global power grids is still in very early stages and will require hundreds of billions of investment over multiple decades. Going forward, we believe there will continue to be uncertainty on the regulatory front. As we build our business, we will remain vigilant and seek to mitigate our exposure to this risk by diversifying our portfolio and maintaining an active regulatory affairs presence in our markets. Furthermore, we will look for opportunities to deploy capital at attractive rates of return. Considering Brookfield’s demonstrated willingness to provide support as we pursue investments, we believe we are well-positioned to take advantage of the opportunities that will inevitably arise. As always, we look forward to updating you on our progress in executing our business plan over the coming quarters.

Sincerely,

John Stinebaugh
Chief Executive Officer

August 13, 2018